NEWS RELEASE

Contacts:	Gregg Melnick Chief Financial Officer (973) 453-8780 Edward Nebb Comm-Counsellors, LLC (203) 972-8350

FOR IMMEDIATE RELEASE

PARTY CITY CORPORATION REPORTS RESULTS FOR SECOND QUARTER AND FIRST SIX MONTHS OF FISCAL 2005

     ROCKAWAY, New Jersey, February 4, 2005 – Party City Corporation (Nasdaq: PCTY), America’s largest party goods chain, today reported its operating results for the second fiscal quarter and six months ended January 1, 2005, as compared to the prior fiscal year periods ended December 27, 2003.

Second Quarter Results

     Party City reported net income for the second quarter of fiscal 2005 of $14.7 million, or 74 cents per share on a diluted basis. This compares with net income of $19.3 million, or 98 cents per diluted share, for the same period last fiscal year.

     The Company attributed the decline in net income primarily to a decrease in net sales as compared with the year-ago period and higher expenses related to investments in strategic initiatives, particularly merchandising and logistics, that are expected to generate net benefits beginning in the fourth quarter of fiscal 2005.

     As previously announced, net sales for Company-owned stores were $166.8 million for the second quarter of fiscal 2005, a decrease of 4.9% as compared with $175.3 million in the second quarter of fiscal 2004. Same-store net sales for Company-owned stores decreased 5.6% in the second quarter of fiscal 2005 as compared with the second quarter of fiscal 2004, while same-store net sales for franchise stores decreased 2.8% for the same period. Total chain-wide net sales (which include aggregate sales for Company-owned and franchise stores) were approximately $356.8 million for the second quarter of fiscal 2005, a decrease of 3.0% compared with $367.7 million in the second quarter of fiscal 2004.

     Gross profit declined $4.7 million to $65.9 million for the second quarter of fiscal 2005, and, expressed as a percentage of net sales, declined to 39.5% from 40.3% in the same period last fiscal year. The decline on a percentage of net sales basis reflected a slight decrease in merchandise margin, as margin improvements in some product categories were offset by higher distribution costs, increased occupancy costs from new stores, and additional depreciation. The higher distribution costs reflected the volume of initial deliveries through the new distribution centers, which were not yet sufficient to leverage the related operating costs.

     Store operating and selling expenses were essentially unchanged at $36.3 million for both the recent and year-ago quarters, as higher advertising expenses during the Halloween selling season were offset by reduced store level compensation. As a percentage of net sales, store operating and selling expenses increased to 21.8% for the second quarter of fiscal 2005 from 20.7% in the same period last fiscal year.

     General and administrative expenses increased $3.2 million to $10.7 million for the second quarter of fiscal 2005, and, expressed as a percentage of net sales, increased to 6.4% for the second quarter of fiscal 2005 from 4.3% in the same period last fiscal year. This was primarily due to increased corporate staffing and related occupancy and other expenses to support the Company’s strategic initiatives in merchandising, planning and allocation and logistics, as well as certain one-time professional fees in anticipation of the store re-set which is now in the process of being implemented.

     Franchise profit contribution held steady at $5.7 million for the second quarter of both fiscal 2005 and 2004, as an increase in the number of stores paying franchise royalties was offset by an increase in corporate expenses allocated to the franchise segment during the quarter.

     Cash on hand at the end of the second quarter of fiscal 2005 was $49.2 million compared with $20.6 million at the end of the second quarter of fiscal 2004. The increased cash position resulted in part from a higher accounts payable balance related to the timing of certain merchandise payments. The Company had no advances outstanding under its loan agreement at the end of the second quarter of fiscal 2005.

Company inventory levels increased 15.4% to $69.6 million for the second quarter of fiscal 2005 compared to $60.3 million in the same period last fiscal year, primarily due to re-merchandising and logistics initiatives, as well as improving in-stock positions in the Company-owned stores.

Six-Month Results

     Net income for the first six months of fiscal 2005 was $11.6 million, or 59 cents per diluted share. This compares with net income of $17.3 million, or 88 cents per diluted share, for the same period last fiscal year.

     As previously reported, net sales for Company-owned stores were $265.4 million for the first six months of fiscal 2005, a decrease of 4.5% as compared with $277.9 million for the same period in fiscal 2004. Same-store net sales for Company-owned stores decreased 5.4% for the first six months of fiscal 2005 as compared with the first six months of fiscal 2004, while same-store net sales for franchise stores decreased 2.8% for the same period. Total chain-wide net sales were approximately $559.0 million for the first six months of fiscal 2005, a decrease of 2.7% compared with $574.8 million for the first six months of fiscal 2004.

     Gross profit was $92.6 million (34.9% of net sales) for the first six months of fiscal 2005, as compared with $98.9 million (35.6% of net sales) for the same period of fiscal 2004. Store operating and selling expenses were $60.5 million (22.8% of net sales) for the first six months of fiscal 2005, as compared with $62.2 million (22.4% of net sales) for the same period of fiscal 2004. General and administrative expenses were $20.4 million (7.7% of net sales) for the first six months of fiscal 2005, as compared with $15.7 million (5.6% of net sales) for the same period of fiscal 2004.

     Franchise profit contribution was $7.8 million for the first six months of fiscal 2005, as compared with $8.4 million for the same period of fiscal 2004.

Management Perspective

     Commenting on these results, Nancy Pedot, Party City’s Chief Executive Officer, stated: “While we are far from satisfied with our financial results for the second quarter, we have continued to follow a well-defined road map to strengthen Party City’s infrastructure, shopping experience and financial performance. During the first half of fiscal 2005, we made strategic investments in logistics, merchandising, planning and allocation, and other areas to support our initiatives. Our investments, along with the decline in same-store net sales, adversely impacted financial results in the near term. However, these investments have paved the way for the introduction of new products, coordinated assortments and centralized distribution.”

     Ms. Pedot added, “For the fiscal third quarter, we expect to see a continuation of the recent trend of mid-single digit decreases in same-store net sales, along with further investments in our initiatives and efforts to clear out older merchandise to make room for our new products. Consequently, we have revised our gross margin outlook for fiscal 2005 and currently do not expect to see an improvement in gross margin until the fourth quarter of this fiscal year. However, we remain confident that in the fiscal 2005 fourth quarter, our new product and merchandising initiatives will lead to stronger net sales results, and, along with our investments in logistics, systems and improved business processes, will drive an increase in margins and profitability over the same period last year.”

Store Growth and Chain Update

     During the first six months of fiscal 2005, the Company opened one store and closed two stores, compared with six store openings and one store closing during the same period last fiscal year. The Company also added three franchise stores and closed one store in the first six months of fiscal 2005 as compared with 13 franchise store openings during the same period last fiscal year.

     Party City Corporation is America’s largest party goods chain. Party City currently operates 248 Company-owned stores and has 259 franchise stores in the United States and Puerto Rico. To learn more about Party City, visit the Company’s website at http://www.partycity.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the effect of price and product competition in the party goods industry in general and in our specific market areas, our ability to anticipate customer demand for products and to design and develop products that will appeal to our customers, our ability to open new stores successfully and/or to identify, execute and integrate acquisitions and to realize synergies, the availability and terms of capital to fund capital improvements, acquisitions and ongoing operations, our ability to manage successfully our franchise program, our ability to improve our fundamental business processes and reduce costs throughout our organization, our ability to attract and retain qualified personnel, changes in costs of goods and services and economic conditions in general. Please see our filings with the Securities and Exchange Commission for a more complete discussion and analysis of these and other risks and uncertainties. You are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release, and we have no obligation or intention to update or revise such forward-looking statements.

(Tables to Follow)

PARTY CITY CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	January 1,	December 27,	January 1,	December 27,
	2005	2003	2005	2003
Statement of Income Data:
Total revenues	$174,290	$182,560	$276,839	$289,535

Company-owned stores:
Net sales	$166,779	$175,304	$265,381	$277,924
Cost of goods sold and occupancy costs	100,884	104,705	172,741	179,033

Gross profit	65,895	70,599	92,640	98,891
Store operating and selling expense	36,277	36,290	60,536	62,169

Company-owned store profit contribution	29,618	34,309	32,104	36,722
General and administrative expense	10,661	7,498	20,383	15,657

Retail profit contribution	18,957	26,811	11,721	21,065

Franchise stores:
Royalty fees	7,511	7,216	11,338	11,123
Franchise fees	—	40	120	488

Total franchise revenues	7,511	7,256	11,458	11,611
Total franchise expense	1,772	1,562	3,620	3,221

Franchise profit contribution	5,739	5,694	7,838	8,390

Operating income	24,696	32,505	19,559	29,455
Interest (income) expense, net	(25)	112	32	312

Income before income taxes	24,721	32,393	19,527	29,143
Provision for income taxes	10,011	13,103	7,908	11,803

Net income	$14,710	$19,290	$11,619	$17,340

Basic earnings per share	$0.86	$1.14	$0.68	$1.03

Weighted average shares outstanding — basic	17,151	16,867	17,128	16,856

Diluted earnings per share	$0.74	$0.98	$0.59	$0.88

Weighted average shares outstanding — diluted	19,845	19,624	19,813	19,620

PARTY CITY CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)

	January 1,	July 3,	December 27,
	2005	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$49,182	$27,845	$20,550
Merchandise inventory	69,585	57,357	60,281
Deferred income taxes	9,601	9,298	7,428
Other current assets, net	17,089	11,371	17,835

Total current assets	145,457	105,871	106,094
Property and equipment, net	45,774	48,762	48,715
Goodwill	18,614	18,614	18,614
Other assets	4,561	4,170	5,201

Total assets	$214,406	$177,417	$178,624

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$59,257	$38,364	$34,458
Accrued expenses and other current liabilities	36,291	32,689	36,062

Total current liabilities	95,548	71,053	70,520
Long-term liabilities:
Deferred rent and other long-term liabilities	9,477	9,526	9,905
Commitments and contingencies Stockholders’ equity:
Common stock, $0.01 par value; 40,000,000 shares; 17,938,479 shares issued and 17,191,467 outstanding at January 1, 2005; 17,835,778 shares issued and 17,088,766 outstanding at July 3, 2004; and 17,721,850 shares issued and 16,974,838 shares outstanding at December 27,2003	179	178	177
Additional paid-in capital	47,606	46,683	44,611
Retained earnings	67,536	55,917	59,351
Treasury stock, at cost (747,012 shares for all periods presented)	(5,940)	(5,940)	(5,940)

Total stockholders’ equity	109,381	96,838	98,199

Total liabilities and stockholders’ equity	$214,406	$177,417	$178,624

PARTY CITY CORPORATION AND SUBSIDIARY

STORE AND OPERATING DATA
(in thousands, except store data)

	Quarter Ended		Six Months Ended
	January 1,	December 27,	January 1,	December 27,
	2005	2003	2005	2003
Operating Data:
(Decrease) increase in Company-owned same store sales	(5.6%)	3.7%	(5.4%)	3.8%
(Decrease) increase in franchise same store sales	(2.8%)	7.0%	(2.8%)	5.7%
EBITDA (a)	$29,252	$36,395	$28,447	$37,147
Other Information:
Depreciation and amortization	$4,556	$3,890	$8,888	$7,692
Cash flow provided by (used in):
Operating activities	$33,464	$33,929	$26,059	$34,724
Investing activities	(3,230)	(2,081)	(5,231)	(3,529)
Financing activities	335	(15,901)	509	(14,017)
Balance Sheet Data:
Cash and cash equivalents	$49,182	$20,550	$49,182	$20,550
Working capital	49,909	35,574	49,909	35,574
Total assets	214,406	178,624	214,406	178,624
Advances under loan agreement	—	—	—	—
Stockholders’ equity	109,381	98,199	109,381	98,199
Store Data:
Company-owned:
Stores open at beginning of period	249	247	249	242
Stores opened	—	—	1	6
Stores closed	(1)	—	(2)	(1)

Stores open at end of period	248	247	248	247

Average Company-owned stores open in period	249	247	249	245

Franchise:
Stores open at beginning of period	259	253	257	241
Stores opened	—	1	3	13
Stores closed	—	—	(1)	—

Stores open at end of period	259	254	259	254

Average Franchise stores open in period	259	253	258	251

Total stores chainwide	507	501	507	501

Chainwide sales – in thousands	$356,760	$367,687	$559,044	$574,814

(a)	Our definition of EBITDA is earnings before interest, taxes, depreciation and amortization. We use EBITDA to determine a portion of our executive compensation, as our incentive compensation payments are partially based on our EBITDA performance measured against budget, and we believe EBITDA provides additional information for determining our ability to meet future debt service requirements. EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisitions. Furthermore, EBITDA is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance and to determine a company’s ability to service and/or incur debt. EBITDA should not be construed as a substitute for net income or net cash provided by operating activities (all as determined in accordance with generally accepted accounting principles) for the purpose of analyzing our operating performance, financial position and cash flows as EBITDA is not defined by generally accepted accounting principles. Our computation of EBITDA may not be comparable to similar titled measures of other companies.

PARTY CITY CORPORATION AND SUBSIDIARY

RECONCILIATION OF EBITDA TO NET INCOME AND
CASH PROVIDED BY OPERATING ACTIVITIES
(in thousands)
(Unaudited)

     Because we consider EBITDA useful as an operating measure, a reconciliation of EBITDA to net income follows for the periods indicated:

	Quarter Ended		Six-Months Ended
	January 1,	December 27,	January 1,	December 27,
	2005	2003	2005	2003
EBITDA (a)	$29,252	$36,395	$28,447	$37,147
Depreciation and amortization	(4,556)	(3,890)	(8,888)	(7,692)
Interest income (expense), net	25	(112)	(32)	(312)
Provision for income taxes	(10,011)	(13,103)	(7,908)	(11,803)

Net income	$14,710	$19,290	$11,619	$17,340

     Because we also consider EBITDA useful as a liquidity measure, we present the following reconciliation of EBITDA to our cash flow provided by operating activities:

	Quarter Ended		Six-Months Ended
	January 1,	December 27,	January 1,	December 27,
	2005	2003	2005	2003
EBITDA (a)	$29,252	$36,395	$28,447	$37,147
Interest income (expense), net	25	(112)	(32)	(312)
Provision for income taxes	(10,011)	(13,103)	(7,908)	(11,803)
Non-cash interest	40	40	80	80
Deferred rent	(285)	(117)	(412)	(240)
Deferred taxes	(866)	—	(866)	—
Stock based compensation	3	24	11	148
Provision for doubtful accounts	21	(77)	(49)	(140)
Other	30	6	(95)	10
Tax effect on non-qualified stock options	62	—	62	—
Changes in assets and liabilities:
Merchandise inventory	12,072	32,946	(12,228)	5,627
Accounts payable	(2,625)	(27,854)	20,893	(3,551)
Accrued expenses and other current liabilities	9,324	8,662	3,940	11,065
Other long-term liabilities	(1)	(12)	58	(119)

Other current assets and other assets	(3,577)	(2,869)	(5,842)	(3,188)

Net cash provided by operating activities	$33,464	$33,929	$26,059	$34,724

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